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                                                                  EXHIBIT 10.21




                        ASSET PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                         MARK E. ELLICSON, D.M.D., P.C.,

                            MARK E. ELLICSON, D.M.D.

                                       AND

                     FIRST NEW ENGLAND DENTAL CENTERS, INC.
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                                TABLE OF CONTENTS

                                                                     Page Number

1.       TERMS OF PURCHASE AND SALE..........................................  1
         1.1      Purchase and Sale of Assets................................  1
         1.2      Purchase Price and Payment.................................  2
         1.3      Excluded Liabilities.......................................  2
         1.4      Business Valuation.........................................  3
         1.5      Allocation of Purchase Price...............................  3
         1.6      Information................................................  3
         1.7      Instruments of Transfer and Conveyance.....................  3
         1.8      Lease of Premises..........................................  4

2.       MEDICAL RECORDS.....................................................  4

3.       TRANSITION OBLIGATIONS..............................................  4

4.       REPRESENTATIONS AND WARRANTIES OF SELLER............................  5
         4.1      Organization, Power and Standing...........................  5
         4.2      Qualification to do Business...............................  5
         4.3      Valid and Binding Agreement; No Defaults...................  5
         4.4      Title and Authority........................................  5
         4.5      Financial Statements; No Material Adverse Changes..........  6
         4.6      Litigation.................................................  6
         4.7      Payment Programs...........................................  6
         4.8      Taxes......................................................  6
         4.9      Authorization and Compliance with Laws.....................  7
         4.10     Insurance..................................................  7
         4.11     Employee Benefits..........................................  7
         4.12     No Untrue or Inaccurate Representation or Warranty.........  9
         4.13     Finder's Fee...............................................  9

5.       REPRESENTATIONS AND WARRANTIES OF BUYER............................. 10
         5.1      Corporate Organization..................................... 10
         5.2      Valid and Binding Agreement................................ 10
         5.3      Finder's Fee............................................... 10
         5.4      Financial Statements....................................... 10
         5.5      Litigation................................................. 10
         5.6      No Untrue or Inaccurate Representation or Warranty......... 10

6.       COVENANTS........................................................... 11
         6.1      Buyer's Access to Information.............................. 11
         6.2      Seller's Consents and Approvals............................ 11
         6.3      Covenant With Respect to Seller's Employees................ 11


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7.       CONDITIONS TO CLOSING............................................... 11
         7.1      Conditions Precedent to Buyer's Obligations................ 11
         7.2      Conditions Precedent to Seller's Obligations............... 12

8.       CLOSING AND DELIVERIES.............................................. 13
         8.1      Date and Place of Closing.................................. 13
         8.2      Deliveries at Closing by the Selling Parties............... 13
         8.3      Deliveries by Buyer........................................ 13

9.       POST-CLOSING MATTERS................................................ 13
         9.1      Further Assurances......................................... 13
         9.2      Medicare/Medicaid.......................................... 14

10.      NON-COMPETITION AGREEMENT AND NON-SOLICITATION AGREEMENT............ 14
         10.1     Non-Competition............................................ 14
         10.2     Non-Solicitation........................................... 14

11.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION........................ 15
         11.1     Survival................................................... 15
         11.2     Indemnification of Buyer................................... 15
         11.3     Indemnification of Selling Parties......................... 15
         11.4     Procedure for Indemnification.............................. 15

12.      TERMINATION OF AGREEMENT............................................ 16

13.      CONFIDENTIAL INFORMATION............................................ 17

14.      MISCELLANEOUS....................................................... 17
         14.1     Notices.................................................... 17
         14.2     No Waiver.................................................. 18
         14.3     Amendments and Waivers..................................... 18
         14.4     Construction............................................... 18
         14.5     Binding Effect and Benefits; Assignment.................... 19
         14.6     Prior Agreements........................................... 19
         14.7     Counterparts............................................... 19
         14.8     Arbitration................................................ 19


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                             SCHEDULES AND EXHIBITS


Schedules

Schedule 1.1                        List of Excluded Assets
Schedule 1.1(a)                     Asset Inventory
Schedule 1.1(b)                     Contracts and Agreements
Schedule 1.1(c)                     Trade Names, Etc.
Schedule 1.1(e)                     Accounts Receivable and Cash on Hand
Schedule 1.3                        Long Term Debt
Schedule 1.5                        Allocation of Purchase Price
Schedule 4.1                        Required Consents
Schedule 4.3                        Financial Statements
Schedule 4.4                        Encumbered Assets
Schedule 4.5                        Payment Programs
Schedule 4.6                        Pending/Threatened Litigation
Schedule 4.7                        Permits
Schedule 4.8                        Insurance Policies
Schedule 4.9                        Benefit Plans
Schedule 4.12                       Accounts Receivable
Schedule 5.5                        Buyer Litigation

Exhibits

Exhibit 1.2(b)                      Form of Promissory Note
Exhibit 1.2(c)                      Form of Promissory Note
Exhibit 1.8                         Form of Lease
Exhibit 7.1(c)                      Form of Employment Agreement


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                        ASSET PURCHASE AND SALE AGREEMENT

         ASSET PURCHASE AND SALE AGREEMENT (the "Agreement"), made as of the 30th day of September, 1996, by and among FIRST NEW ENGLAND DENTAL CENTERS, INC., a Delaware corporation ("Buyer"), MARK E. Ellicson, D.M.D., P.C. ("Seller") and MARK E. ELLICSON, D.M.D. ("Ellicson", and together with Seller referred to hereinafter as the "Selling Parties").

                              W I T N E S S E T H:

         WHEREAS, Seller operates a dental practice (the "Practice") located at 227 Main Street, Dalton, Massachusetts 01226 (the "Premises"); and

         WHEREAS, Buyer desires to acquire the assets of the Practice subject to the terms set forth herein.

         NOW, THEREFORE, in consideration of the covenants, agreements and conditions set forth herein, the parties hereto hereby agree as follows:

         1.       TERMS OF PURCHASE AND SALE.

         1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, the Selling Parties each agree to sell, convey, transfer, assign and deliver to Buyer the Assets (as defined below), and Buyer agrees to purchase and acquire all right, title and interest in and to the Assets, free and clear of any pledge, claim, lien, charge, option, security interest, mortgage or other encumbrance (collectively, "Encumbrances"), in consideration of the Purchase Price as defined in Section 1.2 below.

         The term "Assets" shall mean all of the assets of each of the Selling Parties used or useful in the Practice excepting only those assets listed on the "List of Excluded Assets" attached hereto as Schedule 1.1, and shall include, without limitation:

         (a) All of each of the Selling Parties' right, title and interest in and to all of the inventory, equipment, furniture, fixtures, office and business equipment and other tangible, intangible and personal property used by Seller in the Practice, including, but not limited to, the assets shown on the list attached hereto as Schedule 1.1(a) (the "Asset Inventory"). The Selling Parties shall also transfer to Buyer to the extent transferable any and all rights each of the Selling Parties may have pursuant to manufacturers' warranties with respect to any of the equipment or tangible personal property transferred pursuant to this Agreement;

         (b) Subject to the terms and conditions herein, the contracts and agreements listed on Schedule 1.1(b) attached hereto entered into by either or both of the Selling Parties regarding the Practice and/or in respect of the Assets, but only to the extent related thereto (the "Contracts and Rights");
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         (c) All of Seller's copyrights, trademarks, service marks and trade names used in the Practice, as set forth on Schedule 1.1(c) attached hereto;

         (d) All of Seller's patient, supplier and vendor lists relating to the Practice; and

         (e) All of Seller's cash on hand and accounts receivable with respect to the Practice, as set forth in the attached Schedule 1.1(e); and

         (f) All transferable Permits (as defined in Section 4.7 below) and other rights granted by governmental authorities that are used or necessary for the lawful operation of the Practice or ownership of the Assets.

         1.2 Purchase Price and Payment. Subject to the conditions precedent set forth in Article 7 below, based upon the representations and warranties made herein, and in full consideration of the Selling Parties' performance of this Agreement and the sale, assignment, transfer, conveyance and delivery to Buyer of the Assets, Buyer shall perform its obligations pursuant to this Agreement and shall deliver and pay to or on behalf of Seller in accordance with Seller's instructions TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) plus the Accounts Receivable Payment (defined below):

         (a) ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00), to be paid by Buyer on the Closing Date (defined in Section 8.1), by bank check;

         (b) a promissory note in the form of Exhibit 1.2(b) attached hereto in the principal sum of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00); and

         (c) payment (the "Accounts Receivable Payment") consisting of a bank check for FIVE THOUSAND DOLLARS ($5,000) and a promissory note in the form set forth in Exhibit 1.2(c) hereto, in the principal amount of FORTY-EIGHT THOUSAND, SEVEN HUNDRED AND EIGHTY-ONE DOLLARS AND 28/100 ($48,781.28), together representing (i) 50% of the accounts receivables outstanding for no more than 120 days and (ii) 25% of the accounts receivables outstanding for more than 120 days (this promissory note together with the promissory note described in Section 1.2(b), the "Promissory Notes").

         1.3 Excluded Liabilities. Buyer does not assume and shall not be or become liable by virtue of this Agreement or the transactions contemplated by this Agreement for any debt, contract, agreement, demand, action, cause of action, suit, settlement, judgment, liability, obligation, loss, injury, damage, cost or expense (including, without limitation, reasonable attorneys' and consultancy fees and court costs) of either or both of the Selling Parties, matured or unmatured, fixed or contingent, discovered or undiscovered, accrued or otherwise and whether or not due and payable, arising from or relating to the period on and prior to the Closing Date including, without limitation, any act or omission of either or both of the Selling Parties' or of agents, employees or independent contractors, but excluding a limited amount of follow-up and warranty dental work performed by Seller in the ordinary course of business, for which Seller


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would not typically charge the patient (collectively, the "Excluded
Liabilities"). The Selling Parties each hereby agree to pay, perform and discharge when and as due, all Excluded Liabilities.

         1.4 Business Valuation. The parties agree that the Purchase Price paid pursuant to Section 1.2 was based upon a valuation of the Practice of $250,000.00 plus 50% of the book value at Closing of the accounts receivable outstanding for no more than 120 days. It is the understanding of Buyer that (i) as of September 1, 1996, the Seller has outstanding long term debt of no more than as set forth on Schedule 1.3, trade payables, as set forth on Schedule 1.4 hereto, of no more than $_____________ and accounts receivable worth at least $145,000, and (ii) as of the Closing Date, Seller shall nave no long term outstanding debt, no trade payables and shall have accounts receivable worth at least $149,367.10 (collectively, the "Balance Sheet Factors"). If following the Closing Date, any of the Balance Sheet Factors is determined to have changed to the detriment of Buyer, then the Purchase Price shall be reduced on a dollar-for-dollar basis to the extent of such variance. In the event such determination is made after the Closing, Seller shall pay the amount of such reduction in the Purchase Price to Buyer in cash no later than fifteen (15) days after the earlier of (i) notice to Seller, and (ii) the date on which Seller becomes aware of such variance. Buyer reserves the right to offset amounts owed by Seller pursuant to this Section 1.4 against amounts Buyer owes under the Promissory Note. The parties agree that, in accordance with APB Opinion 16 and for accounting purposes only, the purchase and sale of the Assets shall be deemed to have occurred and take effect as of September 1, 1996. This Section
1.4 shall survive the Closing.

         1.5 Allocation of Purchase Price. The Selling Parties and Buyer agree that the Purchase Price shall be allocated among the Assets in the manner set forth in the attached Schedule 1.5, and that each party shall report this transaction on all applicable federal and state income tax returns in accordance with such allocation.

         1.6 Information. The Selling Parties and Buyer shall each cooperate with the other after the Closing Date by providing without additional consideration (except as set forth below) and promptly upon request, copies of such records and other information regarding the Practice and the Assets as may reasonably be requested from time to time by either the Selling Parties or Buyer, and in particular as necessary for the preparation or audit of federal, state and local income and other tax returns, third party reimbursement filings, audits (including those by third party payors), third party disputes, refund claims and other valid business purposes. The party requesting such information shall pay the reasonable out-of-pocket expenses of the party providing such information.

         1.7 Instruments of Transfer and Conveyance. Subject to the conditions precedent set forth in Article 7 below, based upon the representations and warranties made herein, and in full consideration of Buyer's performance of this Agreement and the payment of the Purchase Price, each of the Selling Parties shall perform its obligations under this Agreement and the sale, conveyance, transfer, assignment and delivery of the Assets, as herein provided, shall be effected by delivery by Seller at the Closing (defined in Section 8.1 below) of such deeds, bills of sale, endorsements, assignments, certificates, drafts, checks or other instruments of transfer and


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conveyance (collectively, the "Transfer Documents") as Buyer and its counsel shall reasonably deem appropriate or desirable. The Selling Parties agree that from time to time on or after the Closing Date the Selling Parties shall, at Buyer's reasonable cost and expense, promptly execute, acknowledge and deliver, and will cause to be executed, acknowledged and delivered, all such further acts, deeds, certificates, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may reasonably be requested by Buyer to perfect the transfer of the Assets and to carry out the terms of this Agreement, provided that they are consistent with this Agreement.

         1.8 Lease of Premises. Seller shall (i) deliver a fully executed lease agreement with Mark E. Ellicson, D.M.D. d/b/a/ 227 Main Street Associates ("Lessor"), to lease the Premises for a term of five (5) years at a rental rate equal to $3,000 per month, with an option to renew for an additional five (5) year term at the same rental rate (the "Lease") in the form set forth at Exhibit 1.8.

         2.       MEDICAL RECORDS.

         From and after the Closing Date, Buyer, as custodian for the Selling Parties, shall hold all patient records acquired by it at the Closing until such time as (i) a patient executes a written consent to the transfer of his/her medical records to Buyer, or (ii) all such medical records which have not been transferred to Buyer (or to such other transferee as a patient may request in writing) may be disposed of under applicable laws, rules and regulations.

         3.       TRANSITION OBLIGATIONS.

                  (a) As of the Closing Date, the Selling Parties agree to transfer, or to cause to be transferred, to the name of Buyer or its designee, all active telephone and facsimile numbers used in connection with the Practice at any time during the one year period immediately preceding the Closing Date. The Selling Parties further agree not to change, establish or re-establish any telephone or facsimile number(s) for the Practice at any time after the Closing Date, except with Buyer's prior written consent.

                  (b) The Selling Parties agree not to request the United States Postal Service to forward any mail addressed to either of the Selling Parties at the Practice to any other location. The Selling Parties agree to forward promptly to Buyer, unopened, any mail relating to the Practice.


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         4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         The Selling Parties each hereby represent and warrant to Buyer as of the Closing as follows:

         4.1 Organization, Power and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with all requisite corporate power and authority to own its properties and engage in the business in which it is currently engaged. The copies of the Seller's Articles of Organization and By-laws, as amended through the date hereof, that have been delivered to Buyer by Seller are complete and correct as of the date of this Agreement and will continue in effect without further amendment through Closing.

         4.2 Qualification to do Business. Seller is duly qualified to do business in Massachusetts and in all other jurisdictions in which failure to so qualify would have a material adverse effect on Seller.

         4.3 Valid and Binding Agreement; No Defaults. The Selling Parties each have the right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement constitutes the legal, valid and binding agreement of the Selling Parties, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor fulfillment of or compliance with the terms and provisions hereof will conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, or an event which with notice or the lapse of time, or both, would constitute a default under or breach or violation of or grounds for termination of, or result in the creation or imposition of any Encumbrance upon any of the Assets pursuant to, any agreement or instrument or any license, permit or governmental authorization relating to or affecting either or both of the Selling Parties or to which either or both of the Selling Parties are a party or by which any of the Assets may be bound, or result in the violation by either of the Selling Parties of any law, statute, rule, regulation, judgment, writ, injunction, decree or order. Except as set forth in Schedule 4.3 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or other third party is required for the consummation, fulfillment and performance by the Selling Parties of the transactions and obligations contemplated by this Agreement.

         4.4 Title and Authority. Except as set forth in Schedule 4.4 hereto, the Selling Parties have good and marketable title to the Assets and full legal right, power, and authority to sell, assign, transfer and deliver the Assets hereunder free and clear of all Encumbrances. All of the Assets used in the operation and management of the Practice are owned exclusively by the Selling Parties, except for those assets listed on Schedule 4.4. The Assets are in good condition and working order, ordinary wear and tear excepted. Except as set forth in the attached Schedule 4.4, all of the Assets are free and clear of all Encumbrances.

         4.5 Financial Statements; No Material Adverse Changes. The financial statements relating to the Practice which have been supplied by Seller to Buyer
(a) are true, correct and


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complete in all material respects and fairly present the financial position and results of operations of Seller as at the respective dates thereof; (b) are in accordance with the books and records of Seller; and (c) are prepared in accordance with the cash basis of accounting consistently applied. Seller has no debts, liabilities or obligations of any nature whatsoever which are related to the Practice and are not disclosed on such financial statements or set forth on
Schedule 4.5 hereto. Since December 31, 1995 there has not been any event or condition of any character materially adversely affecting the business or properties of Seller.

         4.6 Litigation. Except as set forth on Schedule 4.6 hereto, there are no legal actions, suits, proceedings or claims or, to Selling Parties' knowledge, investigations pending or, to Selling Parties' knowledge, threatened against Seller and, to either Selling Parties' knowledge, there is no basis therefor. Neither Selling Party is a party to or subject to any judgment, order, writ, injunction or decree affecting him which relates to the Assets or the Practice, or which otherwise affects the Assets.

         4.7 Payment Programs. The Selling Parties are each a participating provider in the payment programs set forth in Schedule 4.7 (collectively, the "Payment Programs"). To the Selling Parties' knowledge, there is no investigation or civil, administrative, or criminal proceeding, threatened or pending, relating to the Selling Parties' participation in any of the Payment Programs. To the Selling Parties' knowledge, the Selling Parties are not subject to any non-routine prepayment utilization review or other non-routine utilization review by any Payment Program, and no Payment Program has requested or threatened any recoupment, refund, or set-off from the Selling Parties, or imposed any fine, penalty or other sanction on the Selling Parties, nor have the Selling Parties been excluded from participation in any Payment Program. The Selling Parties have not submitted to any Payment Program any false or fraudulent claim for payment, nor have the Selling Parties at any time violated any condition for participation, or any published rule, regulation, policy or standard of any Payment Program. The Selling Parties have complied, or will comply, in a timely manner with any notice provisions of the Payment Programs and of the Selling Parties' provider agreements with the Payment Programs, regarding provision of notice of the transactions contemplated by this Agreement.

         4.8 Taxes. The Selling Parties have filed all federal, state and local income, excise and franchise tax returns, real estate and property tax returns, sales and use tax returns and other tax returns required to be filed by each of them in respect of the Practice, and have duly paid or made appropriate accruals for the payment of all taxes, assessments, fees and other governmental charges required to have been paid or accrued to the date hereof, including, without limitation, all income, withholding, excise, unemployment, Social Security, occupation, franchise, property, use, sales and import taxes, duties or charges and all deficiency assessments, penalties and interest in respect thereof. The Selling Parties shall be liable for and shall pay all such taxes, fees and charges which are due or which have accrued for the period through and including the Closing Date.

         4.9 Authorization and Compliance with Laws. Except as set forth on
Schedule 4.9 hereto, the Selling Parties presently hold all permits, licenses, certificates, approvals, registrations and authorizations (collectively, "Permits") necessary for the conduct of the


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business and the ownership of the Assets, and all such Permits are listed on
Schedule 4.9. Neither of the Selling Parties has received notice from any federal, state or local governmental agency, nor does either of the Selling Parties have any knowledge or reason to believe, that the Selling Parties' ownership or use of the Assets or the Selling Parties' operation of the Practice violate any federal, state or local law, regulation, order or restriction. The Selling Parties have operated the Practice in full compliance with all applicable laws, including all laws and regulations relating to payment and claims for health care services, employment, occupational safety and health, and environmental matters.

         4.10 Insurance. Seller has continuously maintained for the entire period of time the Practice has been in existence, and continues to maintain, property, general liability, professional liability and workers' compensation insurance covering the operations of the Practice through the policies listed in
Schedule 4.10 hereto. Such policies are in full force and effect, all premiums due thereon have been paid, and Seller has complied in all material respects with the provisions of such policies. Seller and each dentist-employee of Seller currently maintains and will continue to maintain in full force and effect an individual professional liability insurance policy with liability limits of at least $1 million per occurrence and $3 million aggregate. If any of the foregoing insurance is on a "claims-made" basis, Seller shall also purchase a reporting endorsement (so-called "tail" coverage) satisfactory to Buyer.

         4.11 Employee Benefits. Except as disclosed in Schedule 4.11, there is no plan, arrangement, understanding, practice or commitment, formal or informal, firm or contingent, written or oral, currently sponsored, maintained or contributed to by Seller which covers, or which at any time prior to the Closing Date covered, any of the current or former employees or independent contractors of the Seller and providing any of the following benefits: bonus, stock bonus, profit sharing, pension, retirement, life insurance, medical, hospitalization, dental, vision, disability, vacation, workers' compensation, deferred or incentive compensation, severance benefits and including, without limitation, each "employee pension benefit plan" (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA")) and "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) (collectively, the "Plans"). With respect to each Plan disclosed in Schedule 4.11:

         i) all payments required to be made to each Plan as of the Closing Date have been timely and completely made, all deductions for such payments have not been challenged or disallowed by any government entity (nor does the Seller have any reason to believe that such deductions are not allowable), and all amounts properly accrued as unpaid liabilities of the Seller with respect to each Plan for the current plan year have been recorded on the Seller's books;

         ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Seller with respect to any Plan on or before the Closing Date;

         iii) the Seller and its affiliates have not engaged in any transactions which would, directly or indirectly, subject any Plan, its related trust or the Seller to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA, or any other liability;


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
         iv) there has been no event or condition, nor is any event or condition expected, that would constitute a "reportable event" (within the meaning of Section 4043 of ERISA);

         v) the Seller and its affiliates have performed all material obligations and have not violated the provisions of any of the Plans and, to the best knowledge of the Selling Parties, no other party is in violation thereof;

         vi) each Plan is in compliance in all material respects with all applicable requirements prescribed by all statutes (including, without limitation, ERISA and the Code), orders, governmental rules or regulations;

         vii) each Plan intended to meet the requirements under Section 401(a) of the Code has received a favorable, unrevoked determination letter from the Internal Revenue Service with respect to the Tax Reform Act of 1986 and subsequent legislative changes to the Code (with its related trust having been determined by the Internal Revenue Service to be exempt from taxation under
Section 501(a) of the Code), which determination letter may still be relied upon as to such tax qualified status, and to the best of the Selling Parties' knowledge no circumstances have occurred that would adversely affect the tax qualified status of any such Plan;

         viii) there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the best knowledge of the Seller, threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Plan, nor, to the best knowledge of the Seller, any arbitration, proceeding or investigation;

         ix) subject to applicable requirements of ERISA, neither any provision of any Plan nor any agreement with any employee nor any representation or course of conduct by or on behalf of the Seller would prevent the amendment or termination after the Closing Date of any Plan without liability to the Seller;

         x) there are not any benefits or severance obligations of the Seller that will arise as a result of the transactions provided for herein;

         xi) no Plan which is an "employee welfare benefit plan" provides for continuing benefits or coverage, including but not limited to medical, health or life insurance, to an employee or former employee following termination of employment with the Seller other than that required by Section 4980B of the Code and Sections 601 through 609 of ERISA;

         xii) each Plan which is a "group health plan" (within the meaning of
Section 5000(b)(1) of ERISA) is in material compliance with the requirements under Section 4980B of the Code and Sections 601 through 609 of ERISA;

         xiii) no Plan is, or forms part of, a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) or a "voluntary employees' beneficiary association (within the meaning of


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
Section 501(c)(9) of the Code);

         xiv) with respect to each Plan which is self-insured "employee welfare benefit plan," no claims have been made pursuant to any such Plan that have not yet been paid and, to the best knowledge of the Selling Parties, no injury, sickness or other medical condition has been incurred with respect to which claims may be made pursuant to any such Plan; and

         xv) all reports, forms and other documents with respect to any Plan required to be filed with any government entity or to be disclosed to Plan participants and their beneficiaries have been timely filed or disclosed, as the case may be, and are accurate.

         4.12 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by either of the Selling Parties, nor any statement, schedule or exhibit furnished or to be furnished to Buyer pursuant hereto, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements therein not misleading.

         4.13 Finder's Fee. The Selling Parties have not incurred, become liable for or created any liability on behalf of Buyer for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         4.14 Accounts Receivable. Except as set forth on Schedule 4.14, all of the accounts receivable of the Seller as of the Closing Date will be valid and enforceable claims, fully collectible in the ordinary course of business (subject to allowances and reserves for bad debts) and subject to no set-off or counterclaim. Seller has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Seller or from any director, officer or employee of the Seller. All such accounts receivable arose out of bona fide transactions in the ordinary course of business. The Selling Parties hereby represent and warrant that Seller has collected ___ percent of its accounts receivable over the last twelve (12) months.

         5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to the Selling Parties as of the Closing as follows:

         5.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own and operate its properties and carry on its business as now conducted.

         5.2 Valid and Binding Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer and no other corporate action on the part of Buyer is necessary to authorize this Agreement or to carry out the transactions contemplated hereby. Buyer has the right, power and authority to execute, deliver and perform this Agreement, and this Agreement constitutes the valid and binding agreement of Buyer, enforceable in accordance with its terms.

         5.3 Finder's Fee. Buyer has not incurred, become liable for or created any liability on behalf of Seller for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         5.4 Financial Statements. The unaudited financial statements of Buyer which have been provided to Seller in connection with the transactions contemplated by this Agreement (a) fairly present the financial position and results of operations of Buyer as at the respective dates thereof, subject to the absence of year end adjustments and footnotes; (b) are in accordance with the books and records of Buyer; and (c) are prepared in accordance with a modified cash basis of accounting consistently applied. As of the Closing Date, Buyer has not incurred debts, liabilities or obligations other than those in the ordinary course of business or in connection with the acquisition of other practices.

         5.5 Litigation. Except as set forth on Schedule 5.5 hereto, there are no legal actions, suits, proceedings or claims or, to Buyer's knowledge, investigations pending or, to Buyer's knowledge, threatened against Buyer and, to Buyer's knowledge, there is no basis therefor. Buyer is neither party nor subject to any judgment, order, writ, injunction or decree affecting the conduct of its business.

         5.6 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Buyer, nor any statement, schedule or exhibit furnished or to be furnished to Seller pursuant hereto, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements therein not misleading.

         6.       COVENANTS.

         6.1 Buyer's Access to Information. The Selling Parties shall permit Buyer and its counsel, accountants and other representatives full and free access, upon reasonable notice and during normal business hours, throughout the period prior to the Closing, to all of the properties, books, contracts, commitments, records, officers and personnel of the Practice and shall furnish Buyer during such period all such information concerning the business affairs of the Practice as Buyer or its counsel, accountants and other representatives may reasonably request. If the transactions contemplated by this Agreement are not consummated, all information furnished by the Selling Parties shall be kept in strict confidence and shall not be used or disclosed by any recipient, and Buyer shall cause each such recipient to return to the Selling Parties all copies of documents or records furnished hereunder. No investigation or findings of Buyer shall diminish or affect the representations and warranties of the Selling Parties in this Agreement or relieve the Selling Parties of any of their obligations hereunder.

         6.2 Seller's Consents and Approvals. The Selling Parties shall use their best efforts to obtain all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations or otherwise.

         6.3 Covenant With Respect to Seller's Employees. Buyer agrees to offer employment to Seller's employees as of the Closing Date.

         7.       CONDITIONS TO CLOSING.

         7.1 Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

                  (a) Representations and Warranties True; Obligations Performed. Each of the representations and warranties contained in
         Article 4 shall be true and correct in all material respects at and as of the Closing Date, except as otherwise specifically provided for herein. The Selling Parties shall have performed, on or before the Closing Date, all obligations under this Agreement which by the terms hereof are to be performed by the Selling Parties on or before the Closing Date.

                  (b) Required Consents. All consents and waivers, in form and substance satisfactory to Buyer and its counsel, necessary to consummate the transactions contemplated hereby and for the transfer of the Assets shall have been obtained by the Selling Parties.

                  (c) Dental Employment Agreement. Ellicson shall have executed and delivered a dental employment agreement between himself and Osorio and Watkin, D.M.D., P.C. (the "P.C.") in the form attached hereto as
         Exhibit 7.1(c) (the "Employment Agreement").

                  (d) Lease. The Selling Parties shall have delivered the Lease.

                  (e) [Intentionally Omitted].

                  (f) Termination of Employment Agreements. Seller shall have delivered evidence reasonably satisfactory to Buyer of the termination of the employment of Ellicson and any other dentists employed by it, such termination to include a waiver of any non-competition or non-solicitation covenant in its favor and to be effective immediately prior to Closing.

                  (g) Delivery of Other Instruments. The Selling Parties shall have delivered such other certificates, consents, instruments or agreements as may be reasonably requested by Buyer or its counsel, including a Bill of Sale and Assignment and Assumption Agreement with respect to the Assets.

                  (h) Removal of Liens. Any and all encumbrances upon the Assets shall have been removed or released to Buyer's satisfaction.

         7.2 Conditions Precedent to Seller's Obligations. The obligation of the Selling Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

                  (a) Representations and Warranties True; Obligations Performed. Each of the representations of Buyer contained in Article 5 shall be true and correct in all material respects at and as of the Closing except as otherwise specifically provided for herein. Buyer shall have performed, on or before the Closing Date, all obligations under this Agreement which by the terms hereof are to be performed by Buyer on or before the Closing Date.

                  (b) Employment Agreement. The P.C. shall have executed and delivered the Employment Agreement.

                  (c) Lease. Seller shall have executed and delivered the Lease.

                  (d) Delivery of Other Instruments. Buyer shall have executed and delivered a Bill of Sale and Assignment and Assumption Agreement with respect to the Assets.

         8.       CLOSING AND DELIVERIES.

         8.1 Date and Place of Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held on September 30, 1996 at the offices of McDermott, Will & Emery, 75 State Street, Suite 1700, Boston, Massachusetts or at such other time and place as the parties may mutually agree in writing (the "Closing Date").

         8.2 Deliveries at Closing by the Selling Parties. At the Closing, provided Buyer has duly performed its obligations hereunder, the Selling Parties shall deliver or cause to be delivered to Buyer the Assets and all consents of any person or any entity, whether or not a party to this Agreement, which are necessary to effectuate the transfer of the Assets to Buyer.

         8.3 Deliveries by Buyer. At the Closing, provided each of the Selling Parties has fully performed all of his obligations hereunder, Buyer shall deliver or cause to be delivered to the Selling Parties the following:

                  (a) a bank check or wire transfer in the amount of $125,000.00;

                  (b) the Promissory Notes;

                  (c) a certified copy of resolutions duly adopted by Buyer's Board of Directors approving and authorizing the transactions provided for in this Agreement, the execution hereof and the performance of all acts required herein, accompanied by an appropriate certificate of incumbency; and

                  (d) a copy of Buyer's (i) Certificate of Incorporation, as amended, and (ii) by-laws, each as certified by the Secretary of Buyer, and a Certificate of Good Standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware.

         9.       POST-CLOSING MATTERS.

         9.1 Further Assurances. Following the Closing Date, Seller will execute and deliver to Buyer such documents and take such other actions at Buyer's expense as Buyer may reasonably request in order to vest in Buyer good, valid and marketable title to the Assets.

         9.2 Medicare/Medicaid. Until such time as the Promissory Note is paid in full, the Selling Parties shall not refer any Medicare or Medicaid beneficiaries to Buyer, the P.C. or any of their affiliates for any dental services, x-rays, laboratory services, prosthetic devices or other designated health services (as that term defined in 42 U.S.C. Section 1395nn) covered by Medicare or Medicaid.

         10.      NON-COMPETITION AGREEMENT AND NON-SOLICITATION AGREEMENT.

         10.1 Non-Competition. Subject to the provisions set forth in this
Section 10.1 and

Article 12 and for a period of three (3) years following the date Ellicson ceases to be an employee of the P.C. or of Buyer for any reason, each of the Selling Parties agrees that he or it (as the case may be) shall not, directly or indirectly, in whole or in part: (a) engage in any dental practice activity within a twenty (20) mile radius of any of the P.C.'s or Buyer's practice sites; or (b) own, manage, operate, control or participate in the ownership, management, operation or control of any dental practice or health care facility, however organized, which has any location within a ten (10) mile radius of any of the P.C.'s or Buyer's practice sites and which competes directly or indirectly with the P.C. or Buyer in the provision of dental and/or other health care services. For purposes of this Section 10.1 the term "control" shall include, but not be limited to, being part of management or having input into managerial decisions.

         10.2 Non-Solicitation. The Selling Parties recognize that the success of Buyer's business both with respect to the quality and availability of patient care depends upon the loyalty to Buyer and P.C. of their respective employees and patients. Accordingly, the Selling Parties each agree that subject to
Article 12, they will not, for any purpose, for a period of three (3) years following the date when Ellicson ceases to be an employee of Buyer or the P.C. for any reason:

                  (a) solicit any persons who are at any time patients or former patients of the P.C., nor suggest, request or direct that any such patients request that medical records be copied or otherwise removed or transferred from Buyer's office, nor remove or copy any medical records or patient or mailing lists; or

                  (b) hire, seek to hire or assist in hiring any employee, agent or independent contractor of the P.C. or Buyer or induce or seek to induce, or take action which results in the termination of employment or other arrangements between the P.C. or Buyer and such employee, agent or independent contractor or otherwise interferes with such employment or arrangements.

         If any part of this Article 10 should be determined by a court of competent jurisdiction to be unreasonable in nature, duration, geographic area, or scope, then the Selling Parties' covenants hereunder are intended to and shall extend only for such period of time, in such area and with respect to such activity, as is determined by said court to be reasonable.

         11.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

         11.1 Survival. Each of the Selling Parties and Buyer agree that the representations and warranties contained in this Agreement shall survive for a period of three (3) years from the Closing Date, except that (a) the representations and warranties contained in Section 4.8 shall survive until the applicable tax statutes of limitations relating thereto shall have run, (b) the provisions of Article 10 shall survive as specified therein, (c) the provisions of this Article 11 shall survive the Closing Date for an indefinite period, and
(d) the provisions of Article 12 shall survive for so long as Ellicson is employed by the P.C.

         11.2 Indemnification of Buyer. The Selling Parties each agree to indemnify Buyer and hold it harmless against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees which (a) arise or result from or are related to any breach or failure of either of the Selling Parties to perform any of their respective representations, warranties, commitments, obligations, covenants or conditions hereunder, (b) result from any actions of either of the Selling Parties agents taken prior to the Closing Date or the operations of the Practice prior to the Closing Date; or (c) result from the failure of the transfer and delivery of either of the Selling Parties to Buyer to cause Buyer to acquire good and marketable title to all of the Assets, free and clear of any liens, encumbrances, restrictions on transfer, charges or claims unless such failure is caused by the action of Buyer.

         11.3 Indemnification of Selling Parties. Buyer agrees to indemnify the Selling Parties and hold them harmless against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees which arise or result from or are related to any breach or failure of Buyer to perform any of its representations, warranties or covenants hereunder, or any actions of Buyer, its employees or agents (other than Ellicson) taken after the Closing Date.

         11.4 Procedure for Indemnification. Any party making a claim for indemnification hereunder shall notify the indemnifying party of the claim in writing, describing the claim, the amount thereof, and the basis therefor. The party from whom indemnification is sought shall respond to each such claim within 30 days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of (a) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (b) 30 days following the termination of the 30-day response period if a response received within such 30-day period by the party seeking indemnification requested an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period). If such demand is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense, compromise or settlement thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall cooperate fully to make available to the defending party all pertinent information under its control. No claim for indemnification resulting from the breach or falsity or any of the representations or warranties set forth herein or in any certificate or other instrument delivered pursuant hereto shall be made after a date on which such representation or warranty shall have expired under the provisions of Section
10.1 hereof.

         12.      TERMINATION OF AGREEMENT.

         (a) Default Provisions. The post-Closing occurrence of any of the following conditions or events shall be deemed a "Termination Event":

         (i) Buyer ceases all of its operations for more than thirty (30) consecutive days; or

         (ii) Buyer fails generally to pay its debts as they become due ("Insolvency") and such

                  Insolvency is not cured within forty-five (45) days following the earlier of its occurrence or the filing of a petition for debtor's relief or a confession of Insolvency made by Buyer in any administrative, judicial or regulatory proceeding; or

         (iii) Buyer or the P.C. makes an assignment for the benefit of its creditors or voluntarily files a petition in bankruptcy which petition is not dismissed within sixty (60) days following the filing thereof; or

         (iv) an involuntary filing of a petition in bankruptcy with respect to Buyer or the P.C. is made and not dismissed within sixty
                  (60) days following notice thereof to Buyer or the P.C., as the case may be; or

         (v) the net book value (including goodwill) of Buyer, determined in accordance with modified cash accounting basis and as reflected in any financial statements of Buyer, is less than $250,000; or

         (vi) Buyer fails to make payments when due under the Promissory Notes, and such failure is not cured within forty-five (45) days of written notice thereof.

         (b) Upon the occurrence of a Termination Event, Ellicson (assuming that he remains employed by the P.C. at such time), at Ellicson's option, may require the parties hereto to take the actions specified in this Article 12. Specifically, if Ellicson so elects, within thirty (30) days following the occurrence of a Termination Event, Buyer shall assign to Ellicson its rights and obligations under the Lease Agreement and the Assignment and Assumption Agreement from and after the date of such assignment. Buyer shall also give or cause the P.C., as appropriate, to give each former employee of the Seller who is then employed by Buyer or the P.C. an option to terminate his/her employment with Buyer or the P.C. without penalty, and shall permit Ellicson to recruit such individual(s) for employment by Ellicson. Buyer shall, at Ellicson's option, transfer or cause the P.C. or any affiliate of Buyer which then holds such assets to transfer, to Ellicson or his designee, all of the assets formerly owned and/or leased by the Selling Parties which are then owned and/or leased by Buyer, the P.C. or any of their affiliates, for the fair market value of those assets at such time, assuming that such assets were in a stand alone practice which was a going concern, as determined by appraisal in accordance with the procedures set forth in paragraph 12(c) below; provided, however, that if the Termination Event is for reasons set forth in paragraphs (a)(iii) or (a)(iv) above, Ellicson may repurchase the tangible assets only. At Ellicson's option, any amounts of principal and/or interest under the Promissory Notes may be offset from such purchase price. Subject to the foregoing, Ellicson's election hereunder shall in no way affect Buyer's obligations under the Promissory Notes. Buyer shall cause the P.C. to transfer to Ellicson copies of the dental records of any patient who authorizes transfer of his/her dental records to Ellicson. Upon the election by Ellicson to exercise his rights under this Article 12, the Dental Employment Agreement will be deemed terminated.

         (c) Buyer and Ellicson shall use their best efforts to mutually select an appraiser. In the event Buyer and Ellicson fail to agree upon the name of an appraiser within ten
(10) days following Ellicson's notification to Buyer of Ellicson's election to exercise his rights pursuant to this Article 12, each of Buyer and Ellicson shall select one appraiser and the two selected appraisers shall, in turn, appoint a third independent and impartial appraiser (the "Third Appraiser"). The appraisal of the assets by the Third Appraiser shall be binding upon the parties thereto, and the actual, documented and reasonable expenses of such Third Appraiser's appraisal shall be equally borne by Buyer and Ellicson.

         13.      CONFIDENTIAL INFORMATION.

         The parties hereby acknowledge the confidential nature of this Agreement and the transactions contemplated hereby. Except as otherwise required by law, the parties agree to hold in confidence all financial information and other confidential data and information acquired from one another, and shall not use or divulge to third parties any such data or information. No party shall make any announcement or otherwise disclose any information concerning the transaction contemplated by this Agreement to any person (other than such party's employees and professional advisors on a need-to-know basis) without the consent of the other party. This Article 13 shall survive the termination of this Agreement for any reason.

         14.      MISCELLANEOUS.

         14.1 Notices. All notices to a party hereunder shall be deemed to have been adequately given if delivered in person or mailed, certified mail, return receipt requested, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

                           To Seller and Ellicson:

                                    Mark E. Ellicson, D.M.D.
                                    227 Main Street
                                    Dalton, Massachusetts  01226

                           with a copy to:

                                    Sean D. Clancy, Esq.
                                    Santerre & Vande Krol, Ltd.
                                    733 East Doubletree Ranch Road
                                    Suite Two Hundred
                                    Scottsdale, Arizona  85258

                           To Buyer:

                                    First New England Dental Centers, Inc.
                                    85 Devonshire Street - 2nd Floor
                                    Boston, Massachusetts  02109

                                    Attention:  President

                           with a copy to:

                                    Michael L. Blau, Esq.
                                    McDermott, Will & Emery
                                    75 State Street
                                    Boston, Massachusetts 02109

         14.2 No Waiver. No failure to exercise and no delay in exercising, on the part of Buyer or Seller, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

         14.3 Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by each party hereto. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

         14.4 Construction. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. The descriptive headings of the several Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         14.5 Binding Effect and Benefits; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns.

         14.6 Prior Agreements. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

         14.7 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

         14.8 Arbitration. Any disputes arising among the parties to this Agreement shall be settled by binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association. In the event that a dispute arises which requires arbitration under this Section 14.8, the parties shall attempt to agree upon one arbitrator to resolve such dispute. In the event that the parties are unable to agree upon an arbitrator within 14 days then each party shall choose one arbitrator and the arbitrators chosen by the parties shall choose a single arbitrator who shall resolve such dispute. Each party shall bear its respective costs of the arbitration. The award rendered by the arbitrator(s) shall be final and the prevailing party in any such arbitration shall be entitled to have the arbitrators' award enforced by any court of competent jurisdiction.

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

         IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first set forth above.

                                             MARK E. ELLICSON, D.M.D., P.C.



                                             By: __________________________
                                                 Mark E. Ellicson, D.M.D.



                                             ______________________________
                                             Mark E. Ellicson, D.M.D.



                                             FIRST NEW ENGLAND DENTAL CENTERS,
                                             INC.


                                             By:___________________________
                                                Jerald Robbins, President

                                  SCHEDULE 1.1

                             List of Excluded Assets

Personal Certificates

Oil Painting at Front Desk

                                 SCHEDULE 1.1(a)

                                 Asset Inventory

See attached.

                                 SCHEDULE 1.1(b)

                            Contracts and Agreements

No warranties on any equipment.

Regular garbage pick up.

N(2)O(2) supplied by Merriam Graves Co.

                                 SCHEDULE 1.1(c)

                                Trade Names, Etc.

                                      None

                                 SCHEDULE 1.1(e)

                      Accounts Receivable and Cash on Hand

See attached list of accounts receivable at Schedule 4.12.

                                  SCHEDULE 1.3

                                 Long Term Debt

$206,000.00 - Berkshire County Savings Bank.

                                  SCHEDULE 1.5

                          Allocation of Purchase Price

         $125,000 -- Furniture, fixtures and equipment
         $125,000 -- Patient Lists, Non-Compete, Good Will

                                  SCHEDULE 4.1

                                Required Consents

Will transfer phone, gas and electric on 10/1/96.

                                  SCHEDULE 4.3

                              Financial Statements

On file at McDermott, Will & Emery.

                                  SCHEDULE 4.4

                                Encumbered Assets

Equipment lease to be paid off at Closing.

                                  SCHEDULE 4.5

                                Payment Programs

Visa/MasterCard/Dencharge

                                  SCHEDULE 4.6

                          Pending/Threatened Litigation

Carol Strzpek pending settlement - complaint four years ago. St. Paul has made a settlement offer of $150,000.00 which she rejected. St. Paul will make one further offer before proceeding to trial. Dental Board ordered in reprimand that Dr. Ellicson pay attention to informed consent.

Michael Cebula - St. Paul is covering.

                                  SCHEDULE 4.7

                                     Permits

N(2)O(2) permits and x-ray permits.

                                  SCHEDULE 4.8

                               Insurance Policies

See attached.

                                  SCHEDULE 4.9

                                  Benefit Plans

No deals with employees.

Dental work (approximately 5 hours) remains to be done on all employees. The work will be performed after office hours.

                                  SCHEDULE 4.12
                               Accounts Receivable

See listing.

                                  SCHEDULE 5.5

                                Buyer Litigation

None.

                                 EXHIBIT 1.2(b)

                             Form of Promissory Note

See attached.

                                 EXHIBIT 1.2(c)

                             Form of Promissory Note

See attached.

                                   EXHIBIT 1.8

                                  Form of Lease

See attached.

                                 EXHIBIT 7.1(c)

                          Form of Employment Agreement

See attached.